UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 30, 2009
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American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 30, 2009, American Apparel, Inc. (the “Company”) entered into a waiver (the “Credit Agreement Waiver”) to its Credit Agreement, dated as of March 13, 2009 (as modified by the Resignation, Waiver, Consent and Appointment Agreement dated as of March 31, 2009, the “Lion Credit Agreement”), among the Company, in its capacity as borrower, certain subsidiaries of the Company, in their capacity as facility guarantors, Wilmington Trust FSB, in its capacity as administrative agent and collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto.

The Credit Agreement Waiver waives, for the period from September 30, 2009 to and including November 14, 2009, the Company’s obligation to maintain a leverage ratio of Total Debt to Consolidated EBITDA (as defined in the Lion Credit Agreement) of no greater than 2.20:1.00 for the four quarter period ended September 30, 2009 (the “Specified Covenant”).

Pending the closing of its financial statements for the third quarter ended September 30, 2009, the Company is evaluating whether, in the absence of the Credit Agreement Waiver, it was in compliance with the Specified Covenant.  The Company anticipates that, based on its current operating plan for the remainder of 2009, it may exceed the maximum leverage ratio permitted under the Lion Credit Agreement for the four quarter period ending December 31, 2009. The Company is discussing possible amendments to the Lion Credit Agreement to address its compliance with the leverage ratio covenant in future quarters.  The Company is also in discussions with respect to making the Credit Agreement Waiver permanent beyond November 14, 2009.  However, the Company can provide no assurance that it will be able to secure such amendments or extension nor, if secured, the terms thereof.

Under the terms of its revolving credit agreement with other lenders and Bank of America, N.A., as administrative agent (the “BofA Credit Agreement”), noncompliance with financial covenants (including the Specified Covenant) under the Lion Credit Agreement constitutes an event of default under the BofA Credit Agreement.  An event of default under the BofA Credit Agreement which is not waived would block the Company from making borrowings under its revolving credit facility, in which case the Company would have to obtain additional liquidity.  An event of default under the Lion Credit Agreement and/or the BofA Credit Agreement could result in all indebtedness thereunder being declared immediately due and payable, in which case the Company would have to obtain additional sources of liquidity.  There can be no assurance that the Company would be able to obtain additional sources of liquidity on terms acceptable to the Company, or at all, or that our assets would be sufficient to repay in full our obligations under our debt instruments.  The acceleration of any or all amounts due under the Lion Credit Agreement or the BofA Credit Agreement or the loss of the ability to borrow under the BofA Credit Agreement would have a material adverse impact on the Company’s operations which would result in the need for the Company to modify its current business plan and/or curtail its operations and could affect the Company’s ability to continue operations as a going concern.

The foregoing description of the Credit Agreement Waiver does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement Waiver, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Waiver to Credit Agreement, dated as of September 30, 2009, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and the collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: October 6, 2009	By:	/s/ Adrian Kowalewski
Name: Adrian Kowalewski
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Waiver to Credit Agreement, dated as of September 30, 2009, among American Apparel, Inc., the facility guarantors from time to time party thereto, Wilmington Trust FSB, as the administrative agent and the collateral agent, Lion Capital (Americas) Inc., as a lender, Lion/Hollywood L.L.C., as a lender, and other lenders from time to time party thereto.